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                                                                   EXHIBIT 10.32

                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

         This First Amendment (this "Amendment") to the Employment Agreement (defined below) is entered into between Mark Upton (the "Executive"), Technical Olympic USA, Inc., a Delaware corporation (the "Company"), and TOUSA Homes, Inc., a Florida corporation f/k/a Engle Homes, Inc. ("TOUSA Homes") and is made effective as of January 1, 2003 (the "Effective Date").

                                    RECITALS

         TOUSA Homes is a wholly-owned subsidiary of the Company. TOUSA Homes and the Executive previously entered into an Employment Agreement (the "Employment Agreement") effective November 12, 2000. TOUSA Homes, the Company, and the Executive now desire to amend the Employment Agreement as set forth in this Amendment, effective as of the Effective Date.

                                   AMENDMENTS

         1. Section 1 of the Employment Agreement is hereby amended by extending the Employment Period from December 31, 2003 to December 31, 2004. Unless otherwise specified in this Amendment, all of the relevant dates specified in the Employment Agreement (including, but not limited to, the term "December 31, 2003" in Section 4(c) of the Agreement) also shall be extended by one year, corresponding with the extension of the Employment Period.

         2. Section 2, paragraph (a)(i) of the Employment Agreement is hereby replaced by the following: "As of the Effective Date, the Executive shall serve as an Executive Vice President of TOUSA Homes, which is the Company's home building operating entity, and the Executive shall report directly and exclusively to Antonio B. Mon, in his capacity as Chief Executive Officer and President of the Company (the "CEO"). The Executive shall be responsible, among other matters, for all Divisions of TOUSA Homes, except Texas, Nashville and South Florida. All of the operational support staff of TOUSA Homes, with the exception of John Kraynick, shall report to the Executive Vice Presidents of TOUSA Homes. In addition to his existing office located in Phoenix, Arizona, the Executive shall be provided an office in close proximity to that of the CEO at the principal offices of the Company in Hollywood, Florida, which office space may also be made available to such other Executive Vice President as the CEO shall designate."

         3. Section 2, paragraph (b)(i) of the Employment Agreement is hereby amended by increasing the annual salary from $225,000 to $420,000, effective as of the Effective Date.

         4. Section 2, paragraph (b)(ii) of the Employment Agreement is hereby replaced in its entirety with the following: "In addition to Base Salary, the Executive shall be awarded, for each fiscal year of the Company during the Employment Period, a guaranteed annual cash bonus in the amount of $1,030,000, payable in quarterly installments in the amount of $257,500 each, within 15 days of the end of each fiscal quarter (the "Quarterly Bonus"). In addition to the Quarterly Bonus, the Executive may, at the discretion and upon recommendation of the CEO and subject to required corporate approvals, receive additional bonuses in recognition of performance and results. Any additional bonuses received by the Executive pursuant to the preceding sentence shall be included in the Executive's "Recent Bonuses" for purposes of calculating the payments to be made to the Executive under Section 4(d)(i) of the Employment Agreement. As a result of this modification, Exhibit A to the Employment Agreement is deleted in its entirety and any

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references to such Exhibit A in the Employment Agreement are likewise deleted by this Amendment."

         5. Section 3, paragraph (c)(i) of the Employment Agreement is hereby amended by replacing the parenthetical in line 2 with the following parenthetical: "(including status, offices, titles, and reporting requirements, specifically including any failure, for any reason, of the Executive to report directly and exclusively to Tony Mon in his capacity as CEO)".

         6. Section 4(d)(i)(2) of the Employment Agreement is hereby replaced by the following: "the Executive's Highest Base Salary for the Remaining Period. "Remaining Period" shall mean the period of time from the Date of Termination until the last day of the Employment Period under Section 1 hereof, provided however that the foregoing period shall not be less than 1 year; and"

         7. In the event that a TOUSA Change of Control (as defined below in this Amendment and without regard to any definitions relating to change of control in the Employment Agreement) shall occur prior to March 31, 2004, such event shall entitle the Executive to terminate employment and shall give rise to a "for Good Reason" termination pursuant to Section 3(c) of the Employment Agreement. In the event that the Executive terminates the Employment Agreement for Good Reason as a result of such TOUSA Change of Control or the Company terminates the Employment Agreement without Cause, Disability, or death as a result of such TOUSA Change of Control, this Amendment (except paragraphs 1, 6, 7, and 8 of this Amendment reflecting the one (1) year extension of the term of the Employment Agreement and addressing a TOUSA Change of Control) shall be immediately null and void and the Executive shall be entitled to all benefits and conditions as set forth in Section 4(e)(i) of the Employment Agreement, calculated and considered as if this Amendment never existed. By this paragraph 7, it is the parties' intention that, in the event of a TOUSA Change of Control and in the event the Executive shall terminate employment for Good Reason or the Company shall terminate employment other than for Cause, Disability, or death, then the Employment Agreement, without regard to this Amendment (except as specified above), shall govern the rights and obligations of the parties hereto arising from such termination.

                  For the purposes of this Amendment, a "TOUSA Change of Control" shall mean the occurrence of any of the following events, each of which shall be determined independently of the others:

                  (a) any "Person" (as defined below) becomes a "beneficial owner" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of the stock of any member of the Consolidated Group (as defined below) entitled to vote in the election of directors. For purposes of this Amendment, the term "Person" is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however that the term shall not include any member of the Consolidated Group, any trustee or other fiduciary holding securities under an employee benefit plan of any member of the Consolidated Group, or any corporation owned, directly or indirectly, by the shareholders of any member of the Consolidated Group. For purposes of this Amendment, the term "Consolidated Group" shall mean Technical Olympic, Inc., the Company, or TOUSA Homes, and any successor or surviving company of any of the foregoing entities;

                  (b) shareholders of any member of the Consolidated Group adopt a plan of complete or substantial (eighty-five percent (85%) or more) liquidation or an agreement providing for the distribution of all or substantially all of the assets of such member;

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                  (c)      any member of the Consolidated Group is party to a
merger, consolidation, other form of business combination or a sale of all or substantially all (eighty-five percent (85%) or more) of its assets, unless the business of such member is continued following any such transaction by a resulting entity (which may be, but need not be, such member) and the shareholders of such member immediately prior to such transaction (the "Prior Shareholders") hold, directly or indirectly, at least forty percent (40%) of the voting power of the resulting entity (there being excluded from the voting power held by the Prior Shareholders, but not from the total voting power of the resulting entity, any voting power received by Affiliates of a party to the transaction (other than such member) in their capacities as shareholders of such member); provided, however, that a merger or consolidation effected to implement a recapitalization of such member (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of such member's then outstanding securities shall not constitute a TOUSA Change in Control; or

                  (d) any member of the Consolidated Group is a subject of a "Rule 13e-3 transaction" as that term is defined in Exchange Act Rule 13e-3, and the first purchase has been made pursuant to such transaction.

                  Notwithstanding the foregoing, if, immediately after the occurrence of any event enumerated above, the Continuing Directors (as defined below) control the majority of the Board of Directors of the Company (or, in the case of any merger or combination in which the Company is not the surviving entity, continue to constitute a majority of the board of directors of such successor entity), such event shall not constitute a TOUSA Change of Control for purposes of this Amendment until such time as the Continuing Directors no longer constitute a majority of the Board of Directors of the Company (or the successor entity, if applicable). "Continuing Directors" for this purpose means the members of the Board of Directors of the Company on the Effective Date of this Amendment, provided that any person becoming a member of the Board of Directors of the Employer subsequent to such date whose election or nomination for election was supported by a majority of the directors who at the time of the election or nomination for election comprised the Continuing Directors shall be considered to be a Continuing Director.

         8. For purposes of clarification and the avoidance of doubt, in the event that after a TOUSA Change of Control as described in paragraph 7 of this Amendment, either the Executive shall terminate employment for Good Reason or the Company shall terminate employment other than for Cause, Disability, or death, then the obligations of the Company shall be as set forth in Section 4(e)(i) of the Employment Agreement. In this regard, all provisions in the Employment Agreement relating to the definition of "Change of Control" as defined in the Employment Agreement shall be null and void.

         9. The Executive agrees that the Company may designate TOUSA Associates Services Company, a wholly-owned subsidiary of the Company, as the Executive's employer of record; provided, however, that such designation shall not relieve the Company of its obligations to the Executive as described in this Amendment.

         10. In all other respects, all of the terms and conditions of the Employment Agreement shall remain in full force and effect.

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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as at April 1, 2003, effective as of the Effective Date.

                                    TECHNICAL OLYMPIC USA, INC.

                                    By: /s/ Antonio B. Mon
                                        ----------------------------------------
                                    Name:  Antonio B. Mon
                                    Title: President and Chief Executive Officer

                                    TOUSA HOMES, INC.
                                    (f/k/a Engle Homes, Inc.)

                                    By: /s/ Antonio B. Mon
                                        ----------------------------------------
                                    Name:  Antonio B. Mon
                                    Title: President and Chief Executive Officer

                                    /s/ Mark Upton
                                    --------------------------------------------
                                    MARK UPTON

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